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                                                                    EXHIBIT 99.1

                      [ELPASO ENERGY PARTNERS LETTERHEAD]


FOR IMMEDIATE RELEASE

       EL PASO ENERGY PARTNERS, L.P. TO ACQUIRE CRYSTAL GAS STORAGE, INC.;
                   WILL RAISE QUARTERLY DISTRIBUTION TO $0.55

HOUSTON, TEXAS, JULY 11, 2000--El Paso Energy Partners, L.P. (NYSE:EPN) announced today that its Audit and Conflicts Committee and Board of Directors have approved the purchase of the gas storage subsidiaries of Crystal Gas Storage, Inc. from El Paso Energy Corporation (NYSE:EPG). Crystal Gas Storage, a business unit of El Paso Energy Corporation, owns and operates two premier natural gas storage facilities near Hattiesburg, Mississippi. Total consideration to be paid will consist of $170 million in newly issued El Paso Energy Partners Preference Units. The new Preference Units will be non-voting, will accrue dividends at an annual rate of 10 percent, and will not obligate the partnership to pay cash distributions until 2010. These new Preference Units have no mandatory redemption obligation. The acquisition is subject to Hart-Scott-Rodino review and is expected to close early in the third quarter 2000.

         Crystal Gas Storage, Inc. was acquired by El Paso Energy Corporation pursuant to a merger agreement signed by the parties in October 1999. Crystal is engaged principally in providing its customers with peaking natural gas storage services. Crystal's gas storage assets include two high-deliverability (rapid injection and withdrawal) natural gas storage facilities located near Hattiesburg, Mississippi with 6.7 billion cubic feet (Bcf) of working gas capacity. The Hattiesburg Gas Storage Facility consists of three salt caverns with 3.5 Bcf of working capacity. The current capacity is fully subscribed on a firm basis under long-term contracts that extend through 2005. Petal Gas Storage Company is located less than one mile from the Hattiesburg facility with 3.2 Bcf of natural gas storage working capacity. A 7-Bcf expansion project, fully subscribed by Southern Company for 20 years, is currently underway at the Petal facility. Combined, the Hattiesburg and Petal storage systems currently deliver in excess of 670 million cubic feet per day into interstate pipelines including Tennessee Gas Pipeline, Koch Gateway Pipeline, and Transco. Over 90 percent of these long-term gas storage contracts are with customers who have investment grade credit ratings.

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EL PASO ENERGY PARTNERS, L.P. TO ACQUIRE CRYSTAL GAS STORAGE, INC.;
WILL RAISE QUARTERLY DISTRIBUTION TO $0.55

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         This acquisition demonstrates El Paso Energy Partners' efforts pursuant to its new strategy, announced in late 1999, which outlined the partnership's intention to target $500 million per year of accretive fee-based acquisitions and midstream growth opportunities. "We are pleased to announce an additional acquisition toward the goal of diversifying and growing the sources of the partnership's cash flow," said Robert G. Phillips, chief executive officer of El Paso Energy Partners. "The characteristics of the Crystal Gas Storage assets are identical to those we have targeted for future growth--they are fee-based businesses with both long-lived economics and growth prospects. We will continue to look for investments of this kind, which fit the partnership profile and leverage off our general partner's nationwide assets and aggressive growth strategy. We expect this acquisition to be immediately accretive to distributable cash flow, enabling us to increase our distribution once the transaction closes."

         The Board of Directors of El Paso Energy Partners has pre-approved a $0.05 per annum increase (to an annualized distribution of $2.20) per Common Unit, payable to Unitholders of record on the first record date following the close of the Crystal transaction.

         El Paso Energy Partners, L.P. is a publicly owned master limited partnership that serves as one of El Paso Energy Corporation's primary vehicles for the acquisition and development of midstream energy infrastructure assets both onshore and offshore. The partnership operates or has interests in nine natural gas pipeline systems located offshore Louisiana and Texas as well as a 36-percent interest in the Poseidon Oil Pipeline, a crude oil system serving new developments in the subsalt and Deepwater areas of the Gulf of Mexico. El Paso Energy Corporation owns the general partner of El Paso Energy Partners and owns an effective 34.5-percent economic interest in the partnership.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. El Paso Energy Partners, L.P. has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and

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EL PASO ENERGY PARTNERS, L.P. TO ACQUIRE CRYSTAL GAS STORAGE, INC.;
WILL RAISE QUARTERLY DISTRIBUTION TO $0.55

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complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, oil and natural gas prices, continued drilling, exploration and production activity in the areas of the Gulf of Mexico served by El Paso Energy Partners; and successful negotiation of customer contracts on its pipelines, storage facilities, and platforms. While the partnership makes these statements and projections in good faith, neither the partnership nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to El Paso Energy Partners' (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.



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                      Norma F. Dunn                      Bruce L. Connery
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